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                                                             Exhibit 99.26(c)(2)

                    GENERAL AGENT'S CONTRACT
                    ISSUED BY
                    MINNESOTA LIFE INSURANCE COMPANY

                    To
                        ----------------------
                        General Agent

                        ----------------------  --------------------------------
                        Address                 Effective Date

                        ----------------------  --------------------------------
                        City-State              Date Your Service Began With Us


       SECTION 1.   DEFINITIONS

                    When we use the following words, this is what we mean:

                    YOU, YOUR. The person whose name appears above as General Agent.

                    WE, OUR, US. Minnesota Life Insurance Company.

                    HOME OFFICE. Our main office located at 400 Robert Street North, Saint Paul, Minnesota 55101-2098.

                    THE CONTRACT. This written agreement between you and us, including all written supplements and amendments to this agreement.

                    THE TERRITORY. The territory in which you are authorized to represent us.

                    EFFECTIVE DATE OF CONTRACT. The date which appears above as the Effective Date.

                    AGENCY SERVICE. The period during which you are authorized to represent us as a General Agent. (In computing your consecutive years of service, we will ignore any break in service of less than six months.)

                    AGENCY, YOUR AGENTS. All agents authorized by both you and us to represent us in your agency.

                    TERMINATION. When your agency service with us is ended according to the terms of the contract.

                    INDIVIDUAL POLICIES, INDIVIDUAL BUSINESS. All policies or business which we classify as individual ordinary life or health policies or business. This does not include variable contracts.

                    YOUR AGENCY BUSINESS. Individual policies or business we issue upon applications obtained by you and your agents.

                    YOUR PERSONAL BUSINESS. Individual policies or business we issue upon applications obtained by you personally.

                    CALENDAR YEAR. A year beginning with January 1 and ending on December 31.

                    CONTRACT YEAR. A one-year period which begins with the effective date of the contract or any annual anniversary of that date.

                    POLICY YEAR. A one-year period which begins with the date of issue of a policy or any annual anniversary of that date.

                    FIRST-YEAR PREMIUMS. Premiums due on a policy during the first policy year.

                    RENEWAL PREMIUMS. Premiums due on a policy after the first policy year.

                    EARNED PREMIUMS. Money which we have received in our home office and applied to pay the premiums due on individual policies or business.

                    FIRST-YEAR COMMISSIONS. Commissions on earned first-year premiums.

                    RENEWAL COMMISSIONS. Commissions on earned renewal premiums during the second through the tenth policy year.

                    EARNED COMMISSIONS. Commissions allowed under the contract which we have credited to you on our home office records.

                    YOUR EARNINGS. Income on individual business which we allow under the contract and credit to you on our home office records. This includes income on your personal business and the compensation provided under the contract based on your agency business.

                    OUR RULES. Rules or procedures which we establish from time to time which are hereby incorporated in the contract.

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                    PERSISTENCY RATIO. A ratio which we calculate from time to time according to procedures set forth in our rules, reflecting the lapse rate of your agency business and your personal business.

                    CONTRACT UPDATE. A part of the contract with variable information which we will revise from time to time. Each Update will apply to you from and after the effective date stated in the Update. Except as expressly stated in each Update, the rates, schedules and other information in each Update will no longer apply to you after a new update is issued. Whenever we issue a new Update, it will become a part of the contract. We will mail it to you at your last known address and you should file it with the contract.

                    DEBT, MONIES OWED. The amount of money, as well as the value of any furniture, equipment or supplies which we provide you, which you own and for which you are liable to us on any given date. It includes, but is not limited to, amounts of money which we have advanced or loaned either to you or to someone else at your request or on your behalf; your earnings on premiums which we have returned to a policyholder; monies you received from another person for us; and charges we have made to you. It also includes interest on any or all of these amounts, at rates which we determine from time to time, pursuant to our rules.

       SECTION 2.   YOUR APPOINTMENT AND AUTHORITY

                    (a) APPOINTMENT. You are hereby appointed as a General Agent to represent us in the territory, subject to the terms of the contract. You do not have the exclusive right to represent us in the territory. We reserve the right to appoint others to represent us in the territory. We also reserve the right to stop doing individual business in all or any part of the territory, and to withdraw from you the right to take applications for certain kinds of individual business.

                    (b) STATUS. The contract creates an agency relationship between you and us. This status will continue during your General Agency service until it is terminated pursuant to
                    Section 13. During your General Agency service, you understand and agree that you are an independent contractor, not an employee. Nothing in the contract is intended, nor is it to be construed, to create an employee-employer relationship between you and us. You are free to use your own judgment:

                        in the selection, training and development of agents;

                        in establishing goals, standards, and rules of conduct for those agents;

                        in the supervision and direction of those agents;

                        as to the persons from whom you and your agents will seek applications for insurance; and

                        the time, place, and the means by which you do it.

                    This does not excuse you, however, from your duty to comply with our rules and with those governmental laws and regulations which apply to you or us.

                    (c) AUTHORITY. We authorize you:

                        to select and propose agents to us;

                        to solicit and take applications both personally and through your agents, for individual policies on the lives and health of people satisfactory to us;

                        to ensure the proper delivery by you or your agents of individual policies issued by us upon those applications;

                        to ensure the collection of the first premium due on those policies; and

                        to give those premiums promptly to us or as we direct you.

                    Your authority to represent us is expressly limited as stated in this Section 2.

       SECTION 3.   AGENTS

                    (a) SELECTION. You may select and propose agents to us.

                    (b) CONTRACTS. If we so choose, we will accept the agent or agents you propose. We will then send you an agent's contract to be signed by you and the proposed agent, which must be returned for our signature. No contract with any proposed agent shall bind us unless we approve that agent's contract by executing it. Either you, we or the agent may terminate that agent's agency relationship with you and us, subject to the terms and conditions of that contract.

                    (c) RESPONSIBILITY. You will vouch for the honesty and integrity of your agents. You will be liable for all their acts and omissions and for all debts and monies owed by them to us or to any

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                    other persons in the course of their representing us. You
                    will instruct your agents as to the extent of your and each agent's territory.

                    (d) COMMUNICATIONS. You will be responsible for all communications between your agents and us.

                    (e) STATEMENTS. At the end of each calendar month, we will send you statements for each of your agents. You will promptly deliver these to each agent.

                    (f) EARNINGS. We may pay you, when due, all earnings which we credit to your agents. You will be solely responsible to your agents for all earnings due them. If an agent owes a debt to you, you may keep all or part of the agent's earnings to reduce that debt. However, if you fail to pay earnings to an agent when due, we may pay them directly to the agent and then charge your account with the amount we pay.

                    (g) OFFICE SPACE. You will provide adequate office space at your own expense and in other than your own home.

                    (h) OTHER DUTIES TO AGENTS. You will perform all the duties required of you in each agent's contract to which you are a party.

       SECTION 4.   YOUR DUTIES

                    You hereby agree to be solely responsible for each of these duties:

                    (a) LICENSES. You will do all things necessary to get, and to keep in good standing, all licenses which you need to solicit and sell individual policies for us. Neither you nor any of your agents shall solicit applications in any territory in which you, we or the agent is not properly licensed.

                    (b) SURETY BOND. You must have a surety bond. We may provide such a bond and ask you to assist us in obtaining it. If we do not provide a surety bond, you must do so. You must promptly report to us at our home office any action taken by you or someone else, or any reason you know of, which would cause the surety bond to be cancelled or not renewed.

                    (c) ERRORS AND OMISSIONS. You must obtain and keep in force, at your own cost, insurance covering your errors and omissions.

                    (d) APPLICATIONS. You will give us all insurance applications which you or your agents solicit and receive, except for the kinds of insurance which we do not issue. While you may sell insurance policies issued by other companies, the premiums from those sales, and the time spent in procuring them, should be incidental to the amount of premiums given to us on new sales and incidental to the time spent in obtaining those new sales.

                    (e) POLICY DELIVERY. You or your agents will deliver policies issued by us, but only when all the terms and conditions for delivery have been met.

                    (f) COLLECTING FIRST PREMIUMS. You or your agents will collect the first premiums due on policies before they are delivered. Premiums must only be in the form of check, draft, or money order made payable to us. You should never accept cash or deposit a first premium check or draft or money order to your personal or business account.

                    (g) HANDLING OF FIRST PREMIUMS. You will give promptly to us, or as we otherwise direct you, all premiums or other monies which you or your agents collect or receive for us. You cannot use any of these premiums or other monies for any personal purpose of yours or of any other person, nor can you mix them with any other funds which belong to you or any other person.

                    (h) STANDARDS. You will satisfy the minimum production and persistency standards which we set from time to time in the Contract Update for you and your agency. These standards shall be uniform and general among all agencies of the same class.

                    If you become totally and continuously disabled during your General Agency service and you remain so disabled for ninety
                    (90) days or more during a calendar year, we will waive for that year the minimum production requirement to maintain the contract. You must, however, give proof of your disability satisfactory to us at our home office before January 31st next following the year in which your disability began and as often thereafter as we ask for it.

                    (i) OUR PROPERTY. You agree to use all books, records, policyowner files, letters, papers, illustrations, sales tools, software and equipment of whatever kind and wherever located, which we furnish to you are the property of us. You agree to use such property:

                        only on our behalf and only as authorized;

                        to solicit new individual business for us; and

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                        to encourage payment of the first-year and renewal
                        premiums on our individual business.

                        You shall return promptly all such property you then have, if and when we request their return.

                    (j) ADVERTISING. You will submit all advertising of whatever kind to us for our approval before you use it. You alone must pay the cost of all advertising.

                    (k) OUR RULES. You will comply with all our rules we adopt from time to time which relate to your conduct, your agent's conduct and to our individual business.

                    (l) LAWS AND REGULATIONS. You will comply with all governmental laws and regulations relating to insurance which may apply to you or us. These include, but are not limited to, licensing, continuing education, rebating, replacement, advertising, trade practices and cost disclosure.

                    (m) DEBT REPAYMENT. You will promptly repay to us any and all debt owed to us when the debt is due and payable. Repayment must be made even though your earnings are also being kept by us as they become due to reduce your debt.

       SECTION 5.   OUR DUTIES

                    We hereby agree to be solely responsible for each of these duties:

                    (a) EARNINGS CREDITED. We will credit you at the end of each calendar month with your earnings for that month.

                    (b) STATEMENTS. At the end of each calendar month, we will send a statement of your agency account with us. You must promptly tell us at our home office of any errors you find in the statement. You have twenty (20) days after you receive the statement in which to do this. If you do not tell us of any errors, it means you agree the statement is correct.

                    (c) DEBT. If you owe us a debt, we may keep all or part of your earnings to reduce that debt. While we may release part or all of your earnings while you owe us a debt, this does not mean we will release all your future earnings as they become due. We continue to have the right, at our option, to keep all or part of your future earnings to reduce the debt you owe us.

                    (d) RELEASE OF EARNINGS. We will release those earnings of yours we do not keep and send them to you at the end of each calendar month.

                    (e) SALES TOOLS. We will give you to use during your General Agency service such equipment and sales tools as we think necessary to help you obtain individual business. We may, at our option, charge you a one time or a continuing fee for one or more of the items of equipment and sales tools. We have the right to take any fee from your earnings.

       SECTION 6.   COMPENSATION

                    (a) KINDS. The amount and method by which we determine your earnings are set forth in the following sections:

                             Commissions                      Section 7
                             Margins & Expense Allowance      Section 8
                             Reversions                       Section 9
                             Production Bonus                 Section 10
                             Quality Bonuses                  Section 11

                    (b) RIGHT TO STOP OR TO CHANGE COMPENSATION. We have the right at any time to change or cancel one or more kinds of compensation set forth in Sections 7 through 12, thus changing the amount and method by which we determine your earnings after the date of the change. Any such action by us will be made uniformly among all of our agencies of the same class, unless such action is required by law or other competent authority.

                    (c) HOME OFFICE RECORDS. Your earnings will be based upon your individual business of you and your agents which is credited to you and your agency on our home office records. We have the right to rely solely on our home office records. If there is a dispute, those records shall control in every instance.

                    (d) REFUND OF PREMIUMS. We have the right to refund any premiums paid on a policy if we believe this is proper where a policy is rescinded, cancelled, or not accepted, or for any other reason we believe is proper. You agree to return to us, when we ask for it, all earnings which we credited to you on any premiums which we refund.

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                    (e) DEFERRAL OF EARNINGS. During your General Agency
                    service, you may request the contract be amended so that after your retirement or after the termination of your General Agency service, your earnings will be payable in a level amount. If we agree in writing to your request, then after your retirement or termination of your General Agency service we will hold your earnings as they become due and place them in our general assets. We will then pay you an income in the amount and for the period of time as stated in the amendment.

                    (f) COMPENSATION AFTER YOUR DEATH. All compensation which is due you under the contract on and after the date of your death will be paid, when due, to the duly appointed representative of your estate.

                    (g) RIGHT TO STOP ISSUING FORM OF POLICY. We have the right at any time to stop issuing in all or part of the territory one or more of the forms of individual policies shown in the schedules.

       SECTION 7.   COMMISSIONS

                    (a) SCHEDULES. The schedules for first-year and renewal commissions which we agree to credit to you on first-year and renewal earned premiums paid on all your personal business are set forth in the Contract Update. Commissions are percentages of earned premiums.

                    (b) JOINT BUSINESS. If you and another agent of ours jointly write individual business, commissions on that business will be jointly shared by you and the other agent.

                    (c) SCHEDULES DO NOT APPLY. The commission schedules do not apply to premiums for types of policies not shown in the schedules, nor for policies which result from certain conversions, substitutions or replacements, nor for policies on which reinsurance is ceded to another company. They also do not apply to extra premiums on policies, premiums on modified policy forms or to premiums for short-term coverage. We will set the commissions, if any, which we will credit on these premiums.

                    (d) VESTED COMMISSIONS. First-year and renewal commissions are vested and will be credited to you as they become due. We do reserve the right to stop crediting renewal commissions if in any calendar year the total amount to be credited is less than $600.

       SECTION 8.   MARGINS & EXPENSE ALLOWANCE

                    (a) MARGINS AND EXPENSE ALLOWANCE. We agree to credit you with a first-year and renewal margins and expense allowance on your agency business. Margins and expense allowance are percentages of premiums and commissions.

                    (b) SCHEDULE OF MARGINS. First-year, renewal margins and expense allowance are shown in the Contract Update. On first-year commissions earned by each agent participating in our Agents Training Allowance Program, reduced margins will be credited as shown in the Contract Update.

                    (c) VESTING OF FIRST-YEAR MARGINS AND RENEWAL MARGINS. First-year margins and renewal margins are vested and will be credited to you as they become due.

                    (d) VESTING OF EXPENSE ALLOWANCE. No expense allowance will be credited after your General Agency has been terminated.

       SECTION 9.   REVERSIONS

                    We agree to credit you with all renewal commissions otherwise payable to any of your agents whose agency relationship with us has been terminated before satisfying the requirement of five qualified years for vesting.

      SECTION 10.   PRODUCTION BONUS

                    (a) BONUS. We agree to credit you with a Production Bonus equal to a percentage of earned first-year commissions on your agency business. The percentage we will credit will vary according to your persistency ratio. The Production Bonus will be determined at the end of each calendar year. No Production Bonus will be credited after your General Agency service has terminated.

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                    (b) SCHEDULES. We will calculate the Production Bonus on
                    your agency business according to the schedule shown in the Contract Update.

      SECTION 11.   QUALITY BONUSES

                    (a) BONUS. We agree to credit you with Quality Bonuses, equal to a percentage of certain second and third year renewal premiums on your agency business and on your personal business. The percentage we will credit will vary according to the persistency ratio of your agency business and of your personal business. No Quality Bonus will be credited to you after your General Agency service has terminated.

                    (b) SCHEDULES. The Quality Bonus will be credited on the first monthly statement, which you receive in the second month of each calendar quarter and will be based on certain second and third year earned renewal premiums which were earned during the previous calendar quarter. Different schedules will apply to the Quality Bonus for you agency business and to the Quality Bonus for your personal business as shown in the schedules in the Contract Update.

      SECTION 12.   SERVICE FEES

                    (a) SCHEDULE. Subject to your meeting the minimum persistency requirement set forth in the Contract Update, we agree to credit you with a Service Fee for each earned renewal premium paid on your agency business and paid on your personal business. The amount of each Service Fee and the policy years for which payable are shown in the Contract Update. Service Fees will be credited to you at the end of each calendar month.

                    (b) EXCEPTIONS. We will not credit a Service Fee on renewal premiums earned after your General Agency service has terminated, or on those earned after we cancel Service Fees.

      SECTION 13.   TERMINATION OR SUSPENSION OF YOUR AGENCY RELATIONSHIP

                    (a) MUTUAL UNDERSTANDING. You and we mutually understand and agree that your General Agency service will continue until either of the parties to the contract wishes to terminate your General Agency relationship.

                    (b) METHOD OF TERMINATION. Your General Agency service:

                        (1) WITHOUT CAUSE. Can be ended, without cause and without a reason being given, at any time by you or us. The party who wants to end your General Agency service under the contract without cause must give 30 days' written notice to each of the other parties to the contract. Your General Agency service will end as of 11:59 p.m. on the 30th day following the date on which the notice was given.

                        (2) WITH CAUSE. Can be ended for cause at any time by you or us. The party who wants to end your General Agency service for cause must state the cause in writing to the other party to the contract. Your General Agency service will end as soon as the written notice is given. Reasons may include, but are not limited to, your replacement of our individual business, or your failure: to maintain a necessary license; to provide us with complete and accurate information on any material matter relating your general agency; to comply with a law or regulation; to comply with our rules; or to comply with a material term of the contract.

                        (3) AUTOMATIC. Will be ended automatically if you: die; retire and receive a pension from us; attain age 70; are adjudged bankrupt; become insolvent; make a general assignment for the benefit of creditors; or fail to satisfy the production or persistency standards which we set for you from time to time.

      SECTION 14.   INDEBTEDNESS

                    (a) WHEN DUE. Any debt or monies owed to us shall be due and payable upon the first of:

                        (1) the date stated in the contract;

                        (2) the date stated in another document which relates to the monies or property given to you by us;

                        (3) the date of written demand by us; or

                        (4) the date your General Agency service terminates.

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                    (b) FIRST CLAIM ON EARNINGS. We have first claim on all of your earnings. This means we, as and when we elect, may keep all or any part of your earnings to reduce any debt you owe to us. While we may release your earnings while you owe a debt to us, this does not mean we have waived this right of first claim to your earnings. We may make this claim whether your earnings are due you, the representative of your estate, your heirs or your assignees. Our claim also takes precedence over claims of your creditors. All your earnings kept by us will be used to reduce the debt owed to us.

      SECTION 15.   ASSIGNMENT

                    You have no right to assign the contract, the right to your earnings, or any other right or interest in the contract, unless we give our prior written consent to the assignment. Without this consent, an assignment will not be valid and we will not honor such an assignment.

      SECTION 16.   LEGAL PROCEEDINGS

                    (a) USE OF OUR NAME. You have no right to start any legal proceedings on our behalf or in our name. Only we may start legal proceedings in our name.

                    (b) SUIT AGAINST US. If we are sued because of any unauthorized action or statement by you, you agree to indemnify and save us harmless from any judgments, settlements, attorneys' fees and other expenses.

      SECTION 17.   WAIVER

                    We may choose from time to time not to enforce a provision of the contract or one of our rules. This does not mean we have waived the right to enforce it in the future. Also, it does not mean that we ratify or consent to those actions of yours which were not in accord with the contract or with our rules.

      SECTION 18.   MISCELLANEOUS

                    (a) PRIOR CONTRACTS. All written and oral contracts, stipulations and agreements which now exist between you and us no longer apply to new individual business which you solicit or sell for us after the effective date. The contract alone applies to all your new individual business after the effective date.

                    (b) AMENDMENTS. The contract cannot be amended unless you and we have signed a written amendment to the contract. Only our President or one of our Vice Presidents is authorized to execute an amendment of our behalf.

                    (c) NOTICE. Any notice required under the contract may be given in person or by mail directed to the last known address of each of the other parties.

                    You and we must sign both copies of the contract before it goes into effect.

                    Your appointment as         We approve and accept your
                    General Agent and the       appointment as General Agent
                    terms of the contract are   and the terms of the contract.
                    accepted by you.

                                                Minnesota Life Insurance Company


                                                By:
                    --------------------------     ----------------------------
                    General Agent                  Authorized Officer


                    --------------------------  -------------------------------
                    Date                        Date

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WE MAY MAKE ADDITIONAL BENEFITS AND COMPENSATION AVAILABLE TO THOSE GENERAL
AGENTS WHO SATISFY OUR REQUIREMENTS, ESTABLISHED FROM TIME TO TIME, FOR THOSE ADDITIONAL BENEFITS AND COMPENSATION. THEY ARE NOT PART OF THE CONTRACT AND WE MAY CHANGE OR DISCONTINUE THEM AT ANY TIME.